EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS
Second Quarter 2011 Bookings of $13.5 Million Increased 3% Sequentially;
Net Revenues of $13.8 Million Increased 18% Sequentially

MOUNT LAUREL, NJ, August 3, 2011 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the 2011 second quarter ended June 30, 2011.

2011 Second Quarter Highlights:

  Second quarter bookings of $13.5 million marked the Company's third sequential quarter of bookings growth fueled by strong contributions from its Thermal Products segment; and increased 3% as compared with first quarter bookings of $13.1 million.
  Second quarter net revenues of $13.8 million increased 18% as compared with first quarter net revenues of $11.7 million and decreased 10% from second quarter 2010 net revenues of $15.3 million.
  Second quarter gross margin was $6.8 million, or 49%, as compared with $5.1 million, or 44%, in the first quarter of 2011 and $7.4 million, or 48%, in the second quarter of 2010.
  Second quarter net earnings of $2.7 million, or $0.26 per diluted share, increased over first quarter net earnings of $1.3 million, or $0.12 per diluted share, and decreased as compared with second quarter 2010 net earnings of $3.2 million, or $0.31 per diluted share. First quarter 2011 net earnings reflect the effect of approximately $128,000 in non-recurring costs related to the first quarter relocation of both the Company's corporate headquarters and the operations of Temptronic Corporation. Second quarter 2011 net earnings reflect the effect of approximately $64,000 of non-recurring costs associated with the preparation and filing of the Company's Registration Statement on Form S-3 on May 3, 2011.

Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, commented, "We again reported solid results for the second quarter. Bookings, net revenues and net earnings all improved on a sequential basis, fueled by continued strong contributions from our Thermal Products segment, which we have strategically diversified to address growth markets in both the semiconductor and non-semiconductor areas, including aerospace, defense, automotive, telecommunications and medical pharmaceutical. During the second quarter our non-semiconductor related bookings grew to 28% from 18% in the first quarter, which places the Company in a position to somewhat offset the softening order rate that has recently impacted the overall semiconductor industry." Mr. Matthiessen concluded, "Although we are experiencing some near term softness in demand, our customers continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products. Accordingly, we are confident that the long-term growth prospects for inTEST Corporation remain positive."

Third Quarter 2011 Financial Outlook:
The Company expects that net revenue for the third quarter ended September 30, 2011 will be in the range of $12.0 to $13.0 million and that net earnings will be in the range of $0.13 to $0.18 per diluted share. The third quarter net earnings guidance provided is before giving effect to a possible reversal of our deferred tax asset valuation allowances. The third quarter outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Second Quarter 2011 Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's second quarter 2011 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on August 3, 2011 is +1- (480) 629-9857. The Passcode for the conference call is 4461548. Please reference inTEST Q2 2011 Financial Results Conference Call. A live webcast of the conference call will be available on inTEST's website at www.intest.com, under the 'Investors' section.

A replay of the call will be available 2 hours following the call through midnight on August 12, 2011 by telephone at +1-303-590-3030. The conference ID number to access the replay is 4461548. Additionally, an archive of the webcast is available for a period of one year at inTEST's website at www.intest.com, under the 'Investors' section.

About inTEST Corporation:
inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy; changes in the demand for semiconductors; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2011	6/30/2010	3/31/2011	6/30/2011	6/30/2010
Net revenues	$13,800	$15,260	$11,704	$25,504	$24,789
Gross margin	6,798	7,368	5,093	11,891	11,905
Operating expenses:
Selling expense	1,587	1,754	1,385	2,972	2,983
Engineering and product development expense	822	787	813	1,635	1,488
General and administrative expense	1,666	1,653	1,634	3,300	3,134
Operating income	2,723	3,174	1,261	3,984	4,300
Other income (expense)	10	(8)	56	66	(19)
Earnings before income tax expense (benefit)	2,733	3,166	1,317	4,050	4,281
Income tax expense (benefit)	78	(2)	60	138	1
Net earnings	2,655	3,168	1,257	3,912	4,280

Net earnings per share - basic	$0.26	$0.32	$0.13	$0.39	$0.43
Weighted average shares outstanding - basic	10,147	10,007	10,068	10,107	10,000

Net earnings per share - diluted	$0.26	$0.31	$0.12	$0.38	$0.42
Weighted average shares outstanding - diluted	10,297	10,186	10,267	10,282	10,093

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2011	3/31/2011	12/31/2010
Cash and cash equivalents	$ 8,879	$ 5,248	$ 6,895
Trade accounts receivable, net	8,278	8,833	6,244
Inventories	4,267	4,003	3,489
Total current assets	21,590	18,351	17,058
Net property and equipment	1,137	1,243	718
Total assets	26,274	23,204	21,408
Accounts payable	2,105	2,325	1,672
Accrued expenses	3,717	3,217	3,445
Total current liabilities	5,979	5,693	5,265
Noncurrent liabilities	-	10	39
Total stockholders' equity	20,295	17,501	16,104

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